Exhibit 16.1

December 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Akeena Solar, Inc. under Item 4.01 of its Form 8-K dated December 19, 2006.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Akeena Solar, Inc. contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP